VENABLE LLP
750 E. PRATT STREET SUITE 900  BALTIMORE, MD 21202
T 410.244.7400 F 410.244.7742 www.Venable.com

February 28, 2025

MacKenzie Realty Capital, Inc.
89 Davis Road, Suite 100
Orinda, CA 94563

Re:  Registration Statement on Form S-3 (File No. 333-283478)

Ladies and Gentlemen:
We have served as Maryland counsel to MacKenzie Realty Capital, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of (a)(i) the issuance and sale of 1,534,034 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) warrants (the “Warrants”) of the Company to purchase up to 1,292,265 shares of Common Stock (the “Warrant Shares”) and (b) the Warrant Shares, covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).
In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
1. The Registration Statement and the related form of prospectus included therein and the supplement thereto relating to the offering of the Shares, the Warrants and the Warrant Shares, each substantially in the form in which it was transmitted to the Commission under the 1933 Act;
2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
3. The Third Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;
4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
5. Resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board”) of the Company or a duly authorized committee of the Board relating to, among other matters, the sale and issuance of the Shares, the Warrants and the Warrant Shares, certified as of the date hereof by an officer of the Company;
6. A certificate executed by an officer of the Company, dated as of the date hereof; and
7. The Prefunded Common Stock Purchase Warrant relating to the Warrants (the “Pre-Funded Purchase Warrant”), executed by the Company;
8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
In expressing the opinion set forth below, we have assumed the following:
1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and each such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
4. All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
5. None of the Shares or the Warrant Shares will be issued or transferred in violation of any restriction or limitation on transfer and ownership of shares of stock of the Company contained in Article VII of the Charter.
6. Each Warrant will be exercised in accordance with its terms.  Upon the issuance of any of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.
Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
1. The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
2. The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.
3. The issuance of the Warrants has been duly authorized.
4. The issuance of the Warrant Shares has been duly authorized and, when and if issued and delivered against payment therefor upon exercise of the Warrants in accordance with the Registration Statement, the Resolutions and the Pre-Funded Purchase Warrant, the Warrant Shares will be validly issued, fully paid and nonassessable.
The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning United States federal law or the laws of any other jurisdiction.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”), which is incorporated by reference in the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP

25704-511686